UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Filed by the registrant ☒

Filed by a party other than the registrant ☐

Check the appropriate box:
☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Information Statement

United Air Lines, Inc.

________________________________________________________________________________________________________________________________________________________________________________________________________________________

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

UNITED AIR LINES, INC.

THE UNITED BUILDING

77 W. WACKER DRIVE, CHICAGO ILLINOIS 60601

INFORMATION STATEMENT

APRIL 25, 2008

This Information Statement is furnished by the Board of Directors of United Air Lines, Inc. in connection with an action by written consent of the sole stockholder in lieu of an annual meeting of stockholders, which will be taken on or about June 12, 2008.  “We”, “our”, “us”, and the “Company” refer to United Air Lines, Inc.  “UAL” refers to UAL Corporation, the sole stockholder of the Company. This Information Statement is being delivered on or about April 25, 2008.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY IN CONNECTION WITH THE MATTER DISCUSSED IN THIS INFORMATION STATEMENT.

The action to be effective on or about forty-five days after the mailing of this Information Statement is:

The election of directors to serve for a term of one year and until his or her successor is duly elected and qualified.

The Company’s principal executive officers are located at the United Building, 77 W. Wacker Drive, Chicago, Illinois 60601, and the Company’s telephone number is (312) 997-8000.

ELECTION OF DIRECTORS

Outstanding Shares of Company Stock

As of April 25, 2008, there were 205 shares of common stock of the Company issued and outstanding.  UAL Corporation is the sole stockholder of the outstanding shares, and there is no market for the Company’s common stock.  As sole stockholder, UAL intends to elect the nominees named below to serve until the next annual meeting and until his or her successor is duly elected or appointed and qualified, and expects all nominees named below, all of whom currently serve on the Company’s Board of Directors, to be available for election.

Action by Written Consent

Pursuant to Section 228(a) of the General Corporation Law of the State of Delaware (the “DGCL”), unless otherwise provided in a corporation’s certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and properly delivered to the corporation. Accordingly, the action by written consent of the sole stockholder is sufficient to elect the directors.

Directors of United Air Lines, Inc.

Information regarding the directors of United Air Lines, Inc., each of whom is also an executive officer, is as follows:

Glenn F. Tilton.   Age 60. Director since 2002. Mr. Tilton has been Chairman, President and Chief Executive Officer of UAL (holding company) and the Company, a wholly owned subsidiary of UAL (air transportation), since September 2002.  From October 2001 to August 2002, Mr. Tilton served as Vice Chairman of ChevronTexaco Corporation (global energy). Previously, Mr Tilton served as Chairman and Chief Executive Officer of Texaco Inc. (global energy), a position he assumed in February 2001. Mr. Tilton serves as a director of Abbott Laboratories.

Graham W. Atkinson.   Age 57. Director since 2007.  Mr. Atkinson has been Executive Vice President and Chief Customer Officer of UAL and the Company since September 2006. From January 2004 to September 2006, Mr. Atkinson served as Senior Vice President—Worldwide Sales and Alliances for the Company. From June 2001 to January 2004, Mr. Atkinson served as Senior Vice President—International for the Company.

Frederic F. Brace.   Age 50. Director since 2001. Mr. Brace has been Executive Vice President and Chief Financial Officer of UAL and the Company since August 2002. From September 2001 to August 2002, Mr. Brace served as UAL’s and the Company’s Senior Vice President and Chief Financial Officer.  Mr. Brace serves as a director of SIRVA, Inc.

Peter D. McDonald.   Age 57. Director since 2002. Mr. McDonald has been Executive Vice President and Chief Operating Officer of UAL and the Company since May 2004. From September 2002 to May 2004, Mr. McDonald served as Executive Vice President—Operations of UAL and the Company. From January to September 2002, Mr. McDonald served as the Company’s Senior Vice President—Airport Operations. From May 2001 to January 2002, Mr. McDonald served as the Company’s Senior Vice President—Airport Services.

John P. Tague.   Age 45. Director since 2003. Mr. Tague has been Executive Vice President and Chief Revenue Officer of UAL and the Company since April 2006. From May 2004 to April 2006, Mr. Tague served as Executive Vice President—Marketing, Sales and Revenue of UAL and the Company. From May 2003 to May 2004, Mr. Tague was UAL’s and the Company’s Executive Vice President—Customer. From 1997 to August 2002, Mr. Tague was the President and Chief Executive Officer of ATA Holdings Corp. (air transportation).

Executive Officers of United Air Lines, Inc.

Information regarding the other executive officers of the Company is as follows:

Sara A. Fields.   Age 64. Ms. Fields has been Senior Vice President—Office of the Chairman of the Company since May 2006. From December 2002 to May 2006, Ms. Fields served as Senior Vice President - People of the Company. From January to December 2002, Ms. Fields served as the Company’s Senior Vice President—People Services and Engagement. From July 1994 to July 2002, Ms. Fields served as Senior Vice President—Onboard Service of the Company.

Paul R. Lovejoy.   Age 53. Mr. Lovejoy has been Senior Vice President, General Counsel and Secretary of UAL and the Company since June 2003. From September 1999 to June 2003, he was a partner with Weil, Gotshal & Manges LLP (law firm).

Rosemary Moore.   Age 57. Ms. Moore has been the Senior Vice President—Corporate and Government Affairs of the Company since December 2002. From November to December 2002, Ms. Moore was the Senior Vice President—Corporate Affairs of the Company. From October 2001 to October 2002, she was the Vice President—Public and Government Affairs of ChevronTexaco Corporation (global energy).

There are no family relationships among the executive officers or the directors of the Company. The executive officers serve at the discretion of the Company’s Board of Directors.

BENEFICIAL OWNERSHIP OF SECURITIES

Certain Beneficial Owners

UAL Corporation, 77 W. Wacker Drive, Chicago, Illinois 60601, owns 205 shares of the Company’s common stock, which constitutes all of the issued and outstanding shares of the Company. There is no market for the Company’s common stock.  As such, the directors and executive officers do not own shares in the Company, however, they do own shares of UAL common stock.

The following table sets forth the number of shares of UAL common stock owned as of April 14, 2008, by each director and named executive officer of the Company and by our directors and executive officers as a group. The persons listed below have sole voting and investment power with respect to all shares of UAL common stock beneficially owned by them, except to the extent this power may be shared with a spouse.

Name of Beneficial Owner	Title of Class	Amount and Nature of Ownership	Percent of Class

Graham W. Atkinson	Common Stock	94,164 (1)

Frederic F. Brace	Common Stock	326,652 (2)	*

Paul R. Lovejoy	Common Stock	172,614 (3)	*

Peter D. McDonald	Common Stock	22,000

Rosemary Moore	Common Stock	92,993 (4)	*

John P. Tague	Common Stock	211,853 (5)	*

Glenn F. Tilton	Common Stock	502,533 (6)	*

Directors and Officers as a Group (8 persons)	Common Stock	1,548,436	1.2%

* Less than 1% of outstanding shares

(1)    Includes 51,456 shares represented by stock options exercisable currently or within 60 days of April 14, 2008.

(2)    Includes 197,397 shares represented by stock options exercisable currently or within 60 days of April 14, 2008.

(3)    Includes 98,397 shares represented by stock options exercisable currently or within 60 days of April 14, 2008.

(4)    Includes 32,799 shares represented by stock options exercisable currently or within 60 days of April 14, 2008.

(5)    Includes 96,668 shares represented by stock options exercisable currently or within 60 days of April 14, 2008.

(6)    Includes 164,400 shares represented by stock options exercisable currently or within 60 days of April 14, 2008.

The Company is not aware of any arrangements, including any pledge by any person of securities of the Company or UAL, which may at a subsequent date result in a change of control of the Company.

CORPORATE GOVERNANCE

Director Independence

The business and affairs of the Company are managed by or under the direction of the Company’s Board and the UAL Board of Directors. As noted above, there is no market for the Company’s common stock.  UAL’s common stock is traded on the NASDAQ Global Select Market (“Nasdaq”).  None of the Company’s directors are independent as defined by the listing standards of the Nasdaq because each director is also an employee of the Company.  The UAL Board of Directors made a determination that all of the current members of the UAL Board and all of the former directors who served as members of the Board during 2007 are “independent” other than Messrs. Bathurst, Canale, Tilton and Wallach under the corporate governance rules of the Nasdaq with the assistance of the categorical standards adopted by the Board in the UAL Corporation Corporate Governance Guidelines Messrs. Bathurst, Canale, Tilton and Wallach are not independent because each is an employee of the Company.

Unless otherwise stated, the disclosure in this “Corporate Governance” section relates to the UAL Board of Directors and UAL corporate governance policies.

Board Meetings and Committees

The UAL Board of Directors held a total of 9 meetings in 2007. All directors attended 75 percent or more of the Board meetings and committee meetings of which they were members. Members of the UAL Board of Directors are expected to attend the UAL Annual Meeting of Stockholders absent exceptional cause.

Executive Sessions of Non-Management Directors

The non-management directors of UAL meet regularly outside the presence of the management directors (no less frequently than semiannually). The non-management directors designate a Lead Director who is the non-management director to preside over each non-management director executive session. Mr. O’Connor has been designated the Lead Director by the UAL Board of Directors.

Corporate Governance Guidelines

UAL has adopted Corporate Governance Guidelines, which are available on the Company’s website www.united.com by following the links “Investor Relations — Governance,” and selecting “Corporate Governance Guidelines.”

Communications with the Board

The Company has not adopted a process for security holders to send communications to the Company’s Board of Directors.  Since UAL is the sole stockholder of the Company and all the directors of the Company are also officers of UAL, the Company does not believe that such a policy is necessary at this time.  Stockholders of UAL may contact the UAL Board of Directors as a whole, or any individual member, by one of the following means: (1) writing to the UAL Board of Directors, UAL Corporation, c/o the Corporate Secretary’s Office—HDQLD, 77 W. Wacker Drive, Chicago, IL 60601; or (2) by emailing the UAL Board at UALBoard@united.com.

UAL stockholders may communicate to the UAL Board on an anonymous or confidential basis. The UAL Board has designated the General Counsel and the Corporate Secretary’s Office as its agents for receipt of communications. All communications will be received, processed and initially reviewed by the Corporate Secretary’s Office. The Corporate Secretary’s Office generally does not forward communications that are not related to the duties and responsibilities of the Board, including junk mail, service complaints, employment issues, business suggestions, job inquires, opinion surveys and business solicitations. The Corporate Secretary’s Office maintains all communications and they are all available for review by any member of the Board at his or her request.

The Lead Director is promptly advised of any communication that alleges management misconduct or raises legal, ethical or compliance concerns about Company policies and practices. The Lead Director receives periodic updates from the Corporate Secretary’s Office on other communications from stockholders and he determines which of these communications to review, respond to or refer to another member of the UAL Board.

Code of Ethics

The Company has adopted a code of business conduct and ethics for directors, officers (including UAL’s and the Company’s principal executive officer, principal financial officer and principal accounting officer or controller) and employees of UAL, the Company and its subsidiaries. The “Code of Business Conduct” is available on the Company’s website www.united.com by following the links “Investor Relations — Governance” and selecting “Code of Conduct.”

Nominations for Directors

The Company does not have a policy with respect to nominations for directors.  As described below, the Nominating/Governance Committee of the UAL Board of Directors identifies and recommends for nomination individuals qualified to be members of the UAL Board of Directors, other than directors appointed by holders of preferred stock of UAL Corporation. The Committee identifies directors through a variety of means, including suggestions from members of the Committee and the UAL Board and suggestions from Company officers, employees and others. The Committee may retain a search firm to identify director candidates for UAL Board positions (other than those elected by holders of shares of preferred stock of UAL). In addition, the Committee considers nominees for director positions suggested by stockholders.

Holders of UAL common stock may submit director candidates for consideration (other than those elected by holders of shares of preferred stock of UAL) by writing to the Chairman of the Nominating/Governance Committee, c/o the Corporate Secretary’s Office—HDQLD, UAL Corporation, 77 W. Wacker Drive, Chicago, IL 60601. Stockholders must provide the recommended candidate’s name, biographical data and qualifications.

A candidate for election as a director of the UAL Board (other than those elected by holders of shares of preferred stock of UAL) should possess a variety of characteristics. Candidates for director positions recommended by stockholders must be able to fulfill the independence standards established by the UAL Board as set forth in UAL’s Corporate Governance Guidelines, which are available at www.united.com. The UAL Board seeks independent directors from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. A candidate for director should have experience in positions with a high degree of responsibility and be selected based upon contributions they can make to the UAL Board and upon their willingness to devote adequate time and effort to UAL Board responsibilities. In making this assessment, the Committee will consider the number of other boards on which the candidate serves and the other business and professional commitments of the candidate.

The candidate should also have the ability to exercise sound business judgment to act in what he or she reasonably believes to be in the best interests of the Company, UAL and its stockholders. No candidate shall be eligible for election or reelection as a director if at the time of such election he or she is 73 or more years of age.

Submissions of candidates who meet the criteria for director nominees approved by the UAL Board will be forwarded to the Chairman of the UAL Nominating/Governance Committee for further review and consideration. The Committee reviews the qualifications of each candidate and makes a recommendation to the UAL Board. The Committee considers all potential candidates in the same manner and by the same standards regardless of the source of the recommendation and acts in its discretion in making recommendations to the UAL Board. The invitation to join the UAL Board (other than with respect to any director who is elected by the shares of preferred stock of UAL) is extended by the entire UAL Board through the Chairman of the Board or the Chairman of the Nominating/Governance Committee.

Committees of the UAL Board

The Company’s Board of Directors does not have any committees.  The UAL Board of Directors has Audit, Executive, Finance, Human Resources, Nominating/Governance and Public Responsibility Committees. The Human Resources Committee has a Human Resources Subcommittee as described below. The Audit Committee, Finance Committee, Human Resources Subcommittee and the Nominating/Governance Committee are comprised solely of independent directors. Below is a summary of the functions performed by the committees during 2007.

Audit Committee

UAL Corporation has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee met nine times during 2007 and is comprised of five independent members as independence is defined by applicable listing standards of the Nasdaq. The Board of Directors of UAL Corporation has determined that each of the Audit Committee members is an audit committee financial expert as defined by SEC rules. The Audit Committee has adopted a written charter, which is available on the Company’s website www.united.com by following the links “Investor Relations — Governance” and selecting “Committees — Audit Committee.”

The Audit Committee is responsible for the oversight of (1) the integrity of the Company’s financial statements, the accounting and financial reporting processes and audits of the financial statements, and adequacy of the Company’s system of disclosure controls and internal controls for financial reporting, (2) the Company’s compliance with legal and regulatory requirements and ethical standards, (3) the outside auditors’ qualifications and independence, and (4) the performance of the Company’s internal audit function and outside auditors. The Audit Committee provides an open avenue of communication between the outside auditors, the internal auditors, management and the UAL Board. The Audit Committee also prepares an audit committee report as required by the SEC, which is set forth on page 41 under “Audit Committee Report.”

Executive Committee

The Executive Committee met once during 2007 and has adopted a written charter, which is available on the Company’s website www.united.com by following the links “Investor Relations — Governance,” and selecting “Committees — Executive Committee.” The Executive Committee is authorized to exercise the powers, subject to certain limitations, of the Board in the management of the business and affairs of the Company, excluding any powers granted by the UAL Board, from time to time, to any other committee of the UAL Board.

Finance Committee

The Finance Committee met seven times during 2007 and has adopted a written charter, which is available on the Company’s website www.united.com by following the links “Investor Relations — Governance,” and selecting “Committees — Finance Committee.” Each member of the Finance Committee is independent as defined by applicable listing standards of the Nasdaq. The Finance Committee is responsible for, among other things, the review of capital plans and budgets, cash management plans and activities, new business opportunities, financial transactions and proposed issuances of securities.

Human Resources Committee and Subcommittee

The Human Resources Committee met twice during 2007 and has adopted a written charter, which is available on the Company’s website www.united.com by following the links “Investor Relations — Governance,” and selecting “Committees — Human Resources Committee.” The Human Resources Committee is responsible for the review of significant labor relations and human resources strategies of the Company.

The UAL Board also has a Human Resources Subcommittee (the “Subcommittee”), which is comprised of five of the seven members of the Human Resources Committee. Each member of the Subcommittee is independent as defined by applicable listing standards of the Nasdaq. The Subcommittee met nine times in 2007 and does not have a separate charter.

Subcommittee Role in Determining Executive Compensation

The Subcommittee serves the role of a traditional compensation committee. The Subcommittee is responsible for (1) oversight of the administration of UAL’s and the Company’s compensation plans (other than plans covering only directors of UAL), including the equity-based plans and executive compensation programs of UAL and the Company, (2) evaluation and establishment of the compensation of the executive officers of UAL and the Company, and (3) review of the adequacy of the compensation plans of the subsidiaries of UAL and the Company in which the designated senior officers of UAL’s and the Company’s subsidiaries participate. The Subcommittee also reviews and makes recommendations to the UAL Board with respect to the adoption (or submission to stockholders for approval) or amendment of such executive compensation plans and all equity-based plans. Furthermore, the Subcommittee exercises the powers and performs the duties, if any, assigned to it from time to time under any compensation or benefit plan of UAL and the Company or any of their subsidiaries.

The Subcommittee performs a review, at least annually, of the goals and objectives for the CEO as set by the Nominating/Governance Committee and applies them to the Nominating/Governance Committee’s review of the CEO’s performance. The Subcommittee has the sole authority to set the CEO’s compensation based on this evaluation. The Subcommittee also reviews and approves at least annually the compensation of each other executive officer of UAL and the Company and the designated senior officers of their subsidiaries. With respect to executive compensation, the Subcommittee oversees the annual performance evaluation process of the executive officers of UAL and the Company (other than the CEO).

The Subcommittee has delegated to the CEO the interpretative authority under the UAL Corporation Management Equity Incentive Plan (the “MEIP”) for interpretations and determinations relating to the grant of stock awards to eligible participants other than officers of UAL and the Company, and the modification of the terms of a participant’s award following termination of employment. Additionally, the CEO makes recommendations to the Subcommittee regarding compensation of the officers who report directly to him. His recommendations are based, in part, on input from the Vice President — HR Strategy and the Subcommittee’s independent compensation consultant.  The Subcommittee has the authority to review, approve and revise these recommendations as it deems appropriate.

The Subcommittee has the sole authority to retain and terminate any compensation consultant hired to assist in the evaluation of the compensation of the CEO, other officers of UAL and the Company and the designated senior officers of UAL’s and the Company’s subsidiaries, including sole authority to approve compensation consultant fees and other terms of engagement. It has the authority, without having to seek UAL Board approval, to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors as it deems advisable.

In August of 2006, the Subcommittee engaged Hewitt Associates LLC (“Hewitt”) to advise the Subcommittee on executive compensation matters. Upon request by the Subcommittee, Hewitt reviews certain compensation practices, including base salaries, short and long term incentive programs, and various other compensation matters, and makes recommendations consistent with market trends and data and applicable technical and regulatory considerations. The scope of Hewitt’s engagement includes the following: (1) preparation for and attendance at Subcommittee meetings and select UAL Board of Director and management meetings; (2) assistance with the review, design, and market prevalence of executive compensation or benefit programs; (3) ongoing support with respect to regulatory and accounting considerations impacting executive compensation and benefit programs; and (4) performance of competitive market pay analyses, including Total Compensation Measurement™ (TCM™) studies, proxy data studies, dilution analyses and market trends. Hewitt has been directed to work with Company management to prepare the appropriate data, materials and proposals for the Subcommittee.

Nominating/Governance Committee

All of the members of the Nominating/Governance Committee are independent as defined by applicable listing standards of the Nasdaq. The Committee met seven times during 2007 and has adopted a written charter, which is available on the Company’s website www.united.com by following the links “Investor Relations — Governance,” and selecting “Committees — Nominating/Governance Committee.”

The Nominating/Governance Committee is responsible for, among other things, (1) identification and recommendation for nomination individuals qualified to be UAL Board members, other than directors appointed by holders of preferred stock of UAL, (2) development, recommendation and periodic review of Corporate Governance Guidelines for UAL and oversight of  corporate governance matters, (3) evaluation of the performance of the Chief Executive Officer of the Company and coordination of CEO searches, (4) coordination of an annual evaluation of the UAL Board and (5) making recommendations with respect to UAL director compensation. In discharging its duties, the Nominating/Governance Committee has the authority to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Nominating/Governance Committee can form and delegate authority to subcommittees.

The Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other terms of engagement. Furthermore, it has the authority, without UAL Board approval, to obtain, at the expense of the Company, advice and assistance from internal or external legal, accounting or other advisors as it deems advisable.

Public Responsibility Committee

The Public Responsibility Committee met three times during 2007 and has adopted a written charter, which is available at www.united.com by following the links “Investor Relations — Governance” and selecting “Committees —Public Responsibility Committee.” The Public Responsibility Committee is responsible for (1) the review and recommendation to the UAL Board of the Company’s policies and positioning with respect to social responsibility and public policy, including those that relate to safety (including workplace safety and security) and the environment; political and governmental policies; consumer affairs; civic activities and business practices that impact communities in which the Company does business; and charitable, political, social and educational organizations, (2) oversight of management’s identification, evaluation and monitoring of the social, political and environmental trends, issues and concerns, domestic and international, that affect or could affect the Company’s reputation, business activities and performance or to which the Company could make a meaningful contribution and (3) the review and recommendation to the UAL Board concerning the Company’s general philosophy regarding diversity, including as it relates to Company policies and practices in areas other than employee diversity.

Human Resources Subcommittee Interlocks and Insider Participation

The members of the Human Resources Subcommittee are W. James Farrell (Chairman), Richard J. Almeida, James J. O’ Connor, David Vitale and John H. Walker. Mr. Canale and Captain Wallach serve on the Human Resources Committee, but not the Human Resources Subcommittee. Mr. Canale and Captain Wallach are employees of United. Captain Wallach is the Chairman of the ALPA-MEC and an officer of ALPA. ALPA and the Company are parties to a collective bargaining agreement for our pilots represented by ALPA. Mr. Canale is President and Directing General Chairman of the IAM District Lodge 141. The IAM and the Company are parties to collective bargaining agreements for our ramp and stores, public contact employees, food service, security officers, maintenance instructors, fleet technical instructors and Mileage Plus employees represented by the IAM.

No interlocking relationship existed during 2007 between the UAL Board of Directors or Human Resources Subcommittee and the board of directors or compensation committee of any other company.

Certain Relationships and Related Transactions

Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors of UAL has recognized that transactions with certain related persons present a heightened risk of conflicts of interest and  has adopted a written policy for the review and approval of any Related Party Transactions (as defined below). It is the policy of UAL not to enter into any Related Party Transaction unless the UAL Audit Committee (or in instances in which it is not practicable to wait until the next UAL Audit Committee meeting, the Chair of the UAL Audit Committee) approves the transaction or the transaction is approved by a majority of the UAL’s disinterested directors. In reviewing a proposed transaction, the UAL Audit Committee must (i) satisfy itself that it has been fully informed as to the Related Party’s relationship and interest and as to the material facts of the proposed transaction and (ii) consider all of the relevant facts and circumstances available to the Committee. After its review, the UAL Audit Committee will only approve or ratify transactions that are fair to UAL and not inconsistent with the best interests of UAL and its stockholders.

As set forth in the policy, a “Related Party Transaction” is a transaction or series of related transactions involving a Related Party that had, has, or will have a direct or indirect material interest and in which UAL is participant, other than:

•       a transaction with a Related Party involving less than $120,000;

•       a transaction involving compensation of directors otherwise approved by the UAL Board of Directors or an authorized committee of the UAL Board;

•       a transaction involving compensation of an executive officer or involving an employment agreement, severance arrangement, change in control provision or agreement or special supplemental benefit of an executive officer otherwise approved by the UAL Board or an authorized committee of the UAL Board;

•       a transaction available to all employees generally or to all salaried employees generally;

•       a transaction involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•       a transaction in which the interest of the Related Party arises solely from the ownership of a class of UAL’s equity securities and all holders of that class receive the same benefit on a pro rata basis; or

•       a transaction in which the rates or charges involved therein are determined by competitive bids, or a transaction that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

For purposes of this definition, Related Party includes (i) an executive officer or director of UAL, (ii) a nominee for director of UAL, (iii) a 5% shareholder of UAL, (iv) an individual who is an immediate family member of an executive officer, director, nominee for director or 5% shareholder of UAL or (v) an entity that is owned or controlled by a person listed in (i), (ii), (iii) or (iv) above or in which any such person serve as an executive officer or general partner or, together with all other persons specified in (i), (ii), (iii) or (iv) above, owns 5% or more of the equity interests thereof.

Related Party Transactions

UAL did not enter into any Related Party Transactions (as defined above) during 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We have three key stakeholders — our customers, employees and UAL investors.  Our management strives to make decisions that balance the needs of all of these stakeholders. At least annually, we review the Company’s strategic objectives and financial plans with the interests of these three stakeholders in mind. Our compensation program is no exception, and we have designed our compensation program in accordance with the Company’s overall objectives. This Compensation Discussion and Analysis explains the material elements of the 2007 compensation of our named executive officers, and how compensation decisions are made with our customers, employees and UAL investors in mind.

Objectives and Principles of Our Executive Compensation Program

The principal objectives of our executive compensation program are:

•       To support our business strategy and objectives;

•       To drive the creation of stockholder value; and

•       To attract, retain and appropriately reward executives in line with market practices.

We strive to meet these objectives by implementing the principles listed below:

•       Significant portions of compensation should be tied to our performance. Significant portions of the compensation of our executives is tied both to the achievement of our key operational and financial performance goals and to the value of UAL’s stock.  We believe that this aligns the compensation of our executives with both the success of our business strategy and objectives as well as the returns realized by UAL stockholders.

•       Significant portions of our executives’ compensation should be at risk. Because we are committed to the long-term success of our business, we want our executives to focus on our overall strategic plan and generating returns for all our stakeholders. We have designed a substantial portion of our compensation program to include a significant portion of “at-risk” compensation, which includes both variable cash compensation and equity awards. We believe that the proportion of “at risk” compensation (variable cash compensation and equity) should rise as an employee’s level of responsibility increases. Accordingly, a substantial portion of our executives’ compensation is comprised of equity grants under UAL’s 2006 Management Equity Incentive Plan (the “MEIP”), and performance based compensatory awards. We have designed our pay philosophy to be biased toward equity incentive compensation in order to directly align management’s interests with those of UAL’s stockholders and to help ensure retention of our management.

•       Compensation should reflect the practices of similarly sized companies. In setting compensation for 2007, UAL and the Company examined the practices of other passenger airlines but focused primarily on general practices of similarly sized companies across a broad spectrum of industries. We used general industry compensation surveys from major survey providers, such as Towers Perrin and Hewitt Associates, and employed a regression analysis to normalize the data relative to our annual revenues to help ensure comparability. We utilized surveys that cover a broad spectrum of industries because we believe that our senior executives have skills that are transferable across industries, and this allows us to better attract, retain and appropriately reward our executives.  The Human Resources Subcommittee, which we refer to as the Subcommittee or the HRSC, has determined to move away from the use of general industry surveys in the future, and instead will focus on a smaller peer group that is more representative of the size and scope of United’s global business operations.  Analysis based on this new peer group will not be employed until the Subcommittee performs its annual salary review in 2008.

•       Compensation decisions should consider internal pay equity and individual review. We examine internal pay equity as part of our compensation review process and strive to ensure that similar roles are compensated similarly. The review process, which is conducted in part by Mr. Tilton with respect to executive officers who report directly to him, also takes into account the skills of each executive and the competitive marketplace for the executive’s skills, as well as the performance, the scope of responsibilities and the potential of the individual executive.

•       Officers should have a financial stake in our success. As described in greater detail below, we have adopted stock ownership guidelines that require executive officers, including the named executive officers, to hold at least 25% of the aggregate number of restricted shares granted to them under the MEIP after the shares have become vested. In addition, the Company’s Securities Trading Policy prohibits speculative and derivate trading and short selling by all officers. We believe these requirements effectively create for each officer an ongoing personal financial stake in our success, align the interests of our officers and UAL’s stockholders and motivate officers to maximize stockholder value.

Subcommittee Role and Management Participation in Setting Executive Compensation

The Subcommittee is responsible for overseeing the administration of the Company’s executive compensation program. For more information on the Subcommittee, please read the discussion above under “Corporate Governance — Committees of the Board — Human Resources Committee and Subcommittee — Subcommittee Role in Determining Executive Compensation.”  In addition, Mr. Tilton makes recommendations to the Subcommittee regarding each element of compensation for each of the executive officers other than himself.  His recommendations are based, in part, on input from the Company’s Vice President-HR Strategy and Hewitt, the Subcommittee’s outside compensation consultant.  His recommendations also take into account the Company’s overall performance, the individual officers’ performance, and internal and external equity considerations, including pay level comparisons to similar positions internally and as compared to the market. The Subcommittee has the authority to review, approve and revise these recommendations as it deems appropriate.

Our Executive Compensation Program

There are several elements of our executive compensation program. We believe that these elements of compensation collectively support the objectives of our executive compensation program and encourage both our short-term and long-term success.

We generally set the fixed elements of compensation, which consist of base salary, benefits and perquisites, below the 50th percentile of comparable companies, while targeting performance-based and equity compensation elements in a manner that will result in the sum of all the elements of compensation to be at or above the 50th percentile of comparable companies, depending on individual and Company performance. These general principles are applied in setting the total compensation for each of the named executive officers. In addition, the Subcommittee considers other factors such as internal pay equity, tenure, retention and extraordinary contributions by particular executives. Except as otherwise described below, the Company’s application of these policies and considerations was substantially the same for each executive officer in 2007.

•       Base salary.  Consistent with market practice, a portion of each executive’s compensation is in the form of an annual base salary. We believe that base salary is an important part of the total reward package that is necessary to attract and retain high-performing employees. A variety of factors are considered in determining base salary, including marketplace practices, internal equity considerations, individual performance and the Company’s overall performance.

During 2007, the Subcommittee reviewed and approved new base salaries for each of our named executive officers.  The Subcommittee made adjustments for each executive officer based on general industry conditions and market practice by position. In the case of Mr. Lovejoy, the Subcommittee also made an adjustment to his base salary in lieu of providing certain perquisites, consistent with the Subcommittee’s preference to focus compensation on key components and minimize the use of perquisites. At the request of Mr. Tilton, the Subcommittee determined not to increase Mr. Tilton’s base salary in 2007.

•       Short-term incentive compensation. In 2007, the Company covered virtually all employees, including the named executive officers, under a short-term cash incentive plan referred to as the Success Sharing Plan. During our bankruptcy reorganization process in 2003, we agreed with representatives of the union-represented employees that all employees should focus on achieving the same set of short-term operational and financial performance goals. This agreement is reflected in our Success Sharing Plan for 2007, which provided incentives to virtually all employees based on a single set of operational and financial measures.  The Success Sharing Plan for 2007 included two quarterly performance goals and one annual financial performance goal that are critical to the success of our business strategy, and awards were paid based on the level of satisfaction of these performance goals.  For additional information on the Success Sharing Plan and objectives, please see “Narrative to 2007 Summary Compensation Table and Grants of Plan-Based Awards Table — Short Term Incentive Awards.”

For 2007, UAL’s actual results under the Success Sharing Plan resulted in an aggregate payout of approximately $44 million for all eligible employees, of which the named executive officers received $1,047,213 or 2.4% of the actual payout. The overall pool of money available for payment to the executive officers under the Success Sharing Plan is fixed. (Similarly, the pool of money available for payment to non-executive officers, both union and non-union, under the Success Sharing Plan is fixed.) Thus if one executive’s payment is increased because he or she performed exceptionally well, the payment to one or more other executive’s who did not perform as well would be decreased. Although the Subcommittee may adjust each named executive officer’s award based on an evaluation of the officer’s performance against certain functional and enterprise objectives for which the named executive officer is directly accountable, the Subcommittee determined that for 2007, each named executive officer’s award should reflect enterprise results exclusively. Therefore, each named executive officer received an undifferentiated payout under the Success Sharing Plan based solely on the Company’s performance, resulting in a payout of 45.65% of each individual’s target opportunity. Mr. Tilton received $388,238; Mr. Brace received $214,772; Mr. Tague received $214,772; Mr. Lovejoy received $118,226 and Ms. Moore received $111,205.

•       Profit sharing. UAL also maintains an annual profit sharing plan (the “Profit Sharing Plan”), which covers all U.S.-based employees including the named executive officers. Under our Profit Sharing Plan, if UAL has more than $10 million in adjusted pre-tax earnings for any year, 15% will be distributed to the employees on our U.S. payroll, including our named executive officers, who have been with us for at least one year.  Payments are made annually to eligible employees, including our named executive officers, pro rata based on the ratio of the employee’s base salary for the year to the aggregate amount of base salary of all eligible employees.  Based on 2007 earnings, the Company paid out approximately $111 million in profit sharing to employees.  The Profit Sharing Plan is intended to align our employees’ interests with the profitability of UAL and to reward employees based, in part, on profitability.

•       Long-term incentive compensation. Under the MEIP, we may grant various types of awards, including nonqualified and incentive stock options, restricted stock, stock grants, performance shares, performance units, and stock appreciation rights, to the named executive officers, as well as other eligible employees.  Each named executive officer received a grant of restricted shares and options in connection with our emergence from bankruptcy protection in 2006.  The Company did not make any general grants in 2007.  However, the Subcommittee made one special grant to Mr. Brace, as described below.

–                    Long-term incentive awards granted upon emergence from bankruptcy protection. As part of UAL’s and the Company’s reorganization during bankruptcy in 2006, all outstanding stock options, restricted shares and other equity compensation awards, including those held by named executive officers, were cancelled without any payment being made to the holders. As is the case with virtually all companies that emerge from bankruptcy protection, we determined that grants of long-term incentive awards to executive officers were necessary in connection with UAL’s and the Company’s emergence from bankruptcy protection to retain key employees, to align the interests of UAL stockholders and management, to incentivize management to focus on the creation of stockholder value.

The long-term incentive grants were designed so that the overall percentage ownership in UAL held by management would be consistent with market practice.  Individual awards were structured to reflect the Company’s organizational structure and responsibilities.  The Subcommittee, with input from Towers Perrin, determined that half of the long-term incentive grants to be made upon UAL’s and the Company’s emergence from bankruptcy protection, on an economic value basis, would be in the form of restricted stock and the other half would be in the form of stock options. The restricted stock grants were used to create a substantial, long-term ownership interest for our executives, consistent with other companies emerging from bankruptcy protection. Restricted stock grants were also used to encourage retention and to provide value to the executives. Stock options were used to provide executives with compensation opportunities tied directly to the creation of stockholder value through UAL stock price appreciation. The Subcommittee concluded that the 50/50 split between the two vehicles best met the objectives of executive retention and creation of a substantial performance incentive tied to the creation of stockholder value, as well as providing balance between the short-term value offered by restricted stock and potential long-term value provided by stock options.

–                    Additional long-term incentive awards granted in 2007. During 2007, the Subcommittee made individual grants of long-term incentive awards in the ordinary course for events such as hirings and promotions. The Subcommittee also approved a restricted stock grant to Mr. Brace consisting of 13,000 shares, which vest in equal parts on April 1, 2007, February 1, 2008 and February 1, 2009. The purpose of the grant was to recognize Mr. Brace for his exceptional contributions during the Company’s restructuring. No additional grants were made to executive officers during 2007.

–                    Future long-term equity incentive awards. During 2008, we may make individual grants of long-term incentive awards in the context of events such as hirings, promotions or other events. In order to make a general grant during 2008 or any future year, UAL must obtain stockholder approval for a new long-term equity incentive plan because 97.5% of the shares authorized under the MEIP were previously awarded as part of the Company’s emergence from bankruptcy protection. Because equity incentive awards are an important means of attracting and retaining talented executives, aligning management and stockholder interests and driving performance, UAL is seeking stockholder approval of the 2008 Incentive Compensation Plan in connection with its 2008 Annual Meeting of Stockholders.

•       Recoupment of earned awards. In the event that the financial results of UAL are restated due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct, UAL would require, in compliance with the Sarbanes-Oxley Act, the chief executive officer and the chief financial officer to reimburse UAL for any incentive-based or equity-based compensation and any profits from the sale of UAL securities received during the 12-month period following the date the financial statements that were subject to restatement were issued.

•       Severance benefits.  The Company has adopted an Executive Severance Plan that provides certain payouts to our named executive officers, other than Mr. Tilton, in the event of termination of employment. In addition, the MEIP provides for accelerated vesting of outstanding equity awards in certain circumstances. Please refer to “Other Potential Post-Employment Payments” below for a detailed discussion of all potential severance benefits. We believe that providing executives with a defined severance program allows the executive to focus on the issues at hand, knowing that should severance occur, they will be treated fairly and consistently. Severance provisions are also an important component of the compensation package required to attract and retain top caliber talent in senior leadership roles. During 2007, we revised our Executive Severance Plan to more effectively compete for executive level talent. The revised plan contains standard provisions and provides for severance amounts that are consistent with current market practice.

•       Other compensation items

–                 Employment Agreement with Mr. Tilton.  We have entered into an employment agreement with Mr. Tilton, which governs much of the compensation he receives.  The agreement is discussed below under “Narrative to 2007 Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreement with Mr. Tilton.”

–                 Perquisites. Our named executive officers receive a modest level of perquisites that we believe fall within observed competitive practices for companies of similar size. Please refer to the “Explanation of All Other Compensation Disclosure” for additional information regarding perquisites.

–                 Defined Contribution Retirement Benefits.  We provide retirement benefits, through a tax qualified 401(k) plan and an excess 401(k) benefit cash plan, to all of our non-union employees, including the named executive officers.

–                 Payments in the Event of a Change in Control. In addition to the severance benefits provided for under the Executive Severance Plan, the MEIP provides that upon a change in control of the Company, awards held by plan participants, including named executive officers, will become fully vested and nonforfeitable.  Mr. Tilton’s employment agreement also provides for certain payouts in the event of a change in control, as described below under “Other Potential Post-Employment Payments.”

–                 Pre-Bankruptcy Benefits. Largely in recognition that our U.S.-based employee groups agreed to the termination and replacement of their tax-qualified defined benefit pension plans pursuant to the Plan of Reorganization, UAL agreed to provide these employee groups with over $726 million in proceeds from the issuance of convertible notes. Mr. Brace participated in the distribution of these proceeds on the same basis as all other management employees.  The majority of the proceeds were distributed during 2006; however, the remaining proceeds were distributed to these employees, including Mr. Brace, during 2007. The other named executive officers were not eligible to participate in the distributions because they had not been with the Company for the requisite period of time.

For more information on each of these compensation items, please refer to “Narrative to 2007 Summary Compensation Table and Grants of Plan-Based Awards Table” below.

Stock Ownership Guidelines

The Subcommittee adopted stock ownership guidelines in September 2006.  The guidelines require executive officers to hold at least 25% of the aggregate number of restricted shares granted to them under the MEIP after the shares have become vested. The first measurement date under this policy is December 31, 2008. We expect that as of December 31, 2008, all named executive officers will meet the 25% holding requirement. In the event that a named executive officer has not met the requirement as of December 31, 2008, any future cash incentive awards will be paid to that individual 50% in restricted shares and 50% in cash until the ownership guidelines have been satisfied.

Impact of Tax Treatment on Compensation Decisions

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals.  Because the Company currently has net operating losses, the tax deductability of compensation is not relevant and therefore does not impact the Subcommittee’s compensation decisions at this time.

While the tax impact of any compensation arrangement is one factor that might, when relevant, be considered, this impact would be evaluated by the Subcommittee in light of the Company’s overall compensation philosophy and objectives. However, the Subcommittee believes there may be circumstances in which the Company’s and stockholders’ interests may be best served by providing compensation that is not fully deductible and that its ability to exercise discretion outweighs the advantages of qualifying compensation under Section 162(m).

UAL Human Resources Subcommittee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, we recommended that the Compensation Discussion and Analysis be included in UAL’s Proxy Statement on Schedule 14A.

Respectfully submitted,

W. James Farrell, Chairman
Richard J. Almeida
James J. O’Connor
David J. Vitale
John H. Walker

2007 Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Tilton, Glenn Chairman, President & Chief Executive Officer	2007 2006	850,000 687,083	0 0	4,708,258 11,694,640	4,178,118 10,377,847	422,425 839,028	155,968 210,959	10,314,769 23,809,557

Brace, Frederic Executive Vice President & Chief Financial Officer	2007 2006	566,082 501,000	0 0	2,269,021 4,677,856	1,672,264 4,153,664	237,540 654,872	137,410 386,988	4,882,317 10,374,380

Tague, John Executive Vice President & Chief Revenue Officer	2007 2006	566,082 501,000	0 0	1,883,303 4,677,856	1,672,264 4,153,664	237,540 698,122	60,402 88,141	4,419,591 10,118,783

Lovejoy, Paul Senior Vice President, General Counsel & Secretary	2007	439,915	0	941,652	833,590	135,902	59.681	2,410,740

Moore, Rosemary Senior Vice President — Corporate & Government Affairs	2007	408,333	0	941,652	833,590	127,628	65,609	2,376,812

(1) This table provides information regarding the Company’s principal executive officer (Mr. Tilton), principal financial officer (Mr. Brace), and the three other most highly compensated executive officers in 2007, as determined in accordance with the applicable SEC disclosure rules. Pursuant to the SEC rules, the Company is required to apply different accounting treatment to equity grants made to “retirement eligible” employees under Company’s 2006 Management Equity Incentive Plan (“MEIP”). Peter McDonald, the Company’s Executive Vice President and Chief Operating Officer, and Graham Atkinson, the Company’s Executive Vice President and Chief Customer Officer, were considered “retirement eligible” employees under the MEIP for purposes of the 2006 restricted stock and option grants. Under the applicable accounting rules, the entire compensation cost for the 2006 grants was required to be recognized for these executives in 2006 and, as a result, the total reportable compensation for 2007 for Mr. McDonald and Mr. Atkinson is lower than the total compensation reported for the officers listed in the table because there was no equity compensation cost recognized by the Company for Mr. McDonald or Mr. Atkinson in 2007.

(2) Amounts disclosed in the Stock Awards column relate to grants of restricted stock made under the MEIP. With respect to each restricted stock grant, the amounts disclosed reflect the compensation cost that the Company recognized for financial accounting purposes in 2007 and 2006 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”). Generally, FAS 123R requires the full grant-date fair value of a restricted stock award to be amortized and recognized as compensation cost over the service period that relates to the award. Grant-date fair value of the restricted stock awards was determined by multiplying the number of restricted shares awarded by the volume weighted average price of a share of UAL stock on the date of grant.  In addition, the stock award for Mr. Brace includes 13,000 restricted shares that were granted to Mr. Brace in March of 2007 in recognition of his efforts as Chief Restructuring Officer during the bankruptcy.  For additional information regarding this special grant, please refer to the Compensation Discussion and Analysis.

(3) Amounts disclosed in the Option Awards column relate to grants of stock options made under the MEIP. With respect to each stock option grant, the amounts disclosed generally reflect the compensation cost that the Company recognized for financial accounting purposes in 2007 and 2006 in accordance with FAS 123R. Generally, FAS 123R requires the full grant-date fair value of a stock option award to be amortized and recognized as compensation cost over the service period that relates to the award. Grant-date fair value was determined using a generally accepted option valuation methodology referred to as the Black-Scholes Option Pricing Model. The assumptions used in calculating the grant-date fair value of each stock option award are disclosed in footnotes to UAL’s financial statements that are set forth in the UAL and United 2007 Annual Report on Form 10-K.

(4) Amounts disclosed in the Non-Equity Incentive Plan Compensation column for 2007 represent the aggregate amounts earned in 2007 under UAL’s 2007 Success Sharing Program and Profit Sharing Program. Amounts disclosed in the Non-Equity Incentive Plan Compensation column for 2006 represent the aggregate amounts earned in 2006 under the Company’s 2006 Success Sharing Program, Key Employee Retention Program (“KERP”), and the Profit Sharing Program, respectively. Mr. Tilton voluntarily waived his rights to a payment under the KERP which was otherwise due him in 2006.

(5) See following table titled “Explanation of All Other Compensation Disclosure” for details regarding amounts disclosed in the All Other Compensation column.

Explanation of All Other Compensation Disclosure

Name and Principal Position	Year	Proceeds from Convertible Notes(1) ($)	Life Insurance Premiums Paid by Registrant(2) ($)	401K Company Contributions ($)	401k Excess Cash(3) ($)	Perquisites(4) ($)	Payment of SERP Claim(5) ($)	Tax Gross-Up(6) ($)	Total ($)
Tilton, Glenn Chairman, President & Chief Executive Officer	2007 2006	0 0	13,451 9,931	15,750 22,225	76,353 95,670	39,953 66,290	0 0	10,461 16,843	155,968 210,959

Brace, Frederic Executive Vice President & Chief Financial Officer	2007 2006	16,725 204,579	3,906 3,357	29,500 29,000	39,254 58,616	35,539 13,356	0 44,913	12,486 33,167	137,410 386,988

Tague, John Executive Vice President & Chief Revenue Officer	2007 2006	0 0	2,327 2,051	14,062 20,313	35,908 52,336	N/A N/A	0 0	8,105 13,441	60,402 88,141

Lovejoy, Paul Senior Vice President, General Counsel & Secretary	2007	0	3,535	14,625	22,746	N/A	0	18,775	59,681

Moore, Rosemary Senior Vice President Corporate & Government Affairs	2007	0	5,175	15,750	22,136	18,977	0	3,571	65,609

(1) Represents cash paid to Mr. Brace from the proceeds of UAL’s issuance of convertible notes, which was intended to partially offset the loss associated with the termination and replacement of U.S. based-employees’ tax-qualified defined benefit pension plans. The sale of the convertible notes and the use of its proceeds were part of UAL’s Plan of Reorganization which was approved by the Bankruptcy Court.  Mr. Brace participated in the distribution on the same basis as all other management employees.

(2) Represents the payment of supplemental life insurance premiums on the named executive officers’ behalf.

(3) Represents the payment of Company direct and matching contributions that would have been made to the Company’s 401(k) plan on behalf of the named executive officer in the absence of contribution limits imposed under the Internal Revenue Code.

(4) Represents perquisites and other personal benefits received by the named executive officer if the total value for that individual equals or exceeds $10,000.  This column includes air travel on United Airlines and United Express carriers, reimbursement for financial management advisory service and reimbursement for club membership dues (for Mr. Brace).  In addition, Mr. Tilton was provided with the use of a Company car and driver during 2007 and 2006. The incremental cost to the Company relating to Mr. Tilton’s personal use of the Company car and driver was $33,774 in 2007 and $40,196 in 2006. This incremental cost was determined in accordance with the following methodology: the sum of the cost of fuel related to Mr. Tilton’s non-business use of the Company car and the additional costs related to Mr. Tilton’s use of a driver for non-business travel.

(5) Represents the payment by the Company to Mr. Brace in 2006 in his capacity as an unsecured creditor, with respect to claims arising out of cancellation of the SERP.

(6) Represents taxes paid on behalf of all named executive officers with regards to air travel on United Airlines and United Express and taxes paid for Mr. Tilton’s use of a Company car.

Grants of Plan-Based Awards for 2007

	Grant Date	Date of Comp. Comm.	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or	All Other Options Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Closing Price on the Date of Option	Grant Date Fair Value of Stock and Option
Name	Total	Action	Threshold ($)	Target ($)	Maximum ($)	Units (#) (2)	Options(#)	($/SH)	Grant	Awards
Tilton, Glenn	First Quarter		$70,975	$141,738	$283,475
Chairman, President &	Second Quarter		$70,975	$141,738	$283,475
Chief Executive Officer	Third Quarter		$70,975	$141,738	$283,475
	Fourth Quarter		$70,975	$141,738	$283,475
	Annual		$141,525	$283,048	$566,100
	Total(3)		$425,425	$850,000	$1,700,000
Brace, Frederic	3/15/2007	2/22/2007				13,000	0	0	N/A	$497,250
Executive Vice	First Quarter		$37,191	$87,377	$148,541
President & Chief	Second Quarter		$37,191	$87,377	$148,541
Financial Officer	Third Quarter		$41,970	$98,605	$167,628
	Fourth Quarter		$44,359	$104,218	$177,171
	Annual		$80,115	$160,230	$320,460
	Total(3)		$240,826	$537,807	$962,341
Tague, John	First Quarter		$37,191	$87,377	$148,541
Executive Vice	Second Quarter		$37,191	$87,377	$148,541
President & Chief	Third Quarter		$41,970	$98,605	$167,628
Revenue Officer	Fourth Quarter		$44,359	$104,218	$177,171
	Annual		$80,115	$160,230	$320,460
	Total(3)		$240,826	$537,807	$962,341
Lovejoy, Paul	First Quarter		$20,641	$68,701	$82,441
Senior Vice President,	Second Quarter		$20,808	$69,257	$83,108
General Counsel &	Third Quarter		$22,912	$76,260	$91,512
Secretary	Fourth Quarter		$23,797	$79,206	$95,047
	Annual		$43,906	$87,812	$175,624
	Total(3)		$132,064	$381,236	$527,732
Moore, Rosemary	First Quarter		$20,040	$66,700	$80,040
Senior Vice President	Second Quarter		$20,040	$66,700	$80,040
Corporate &	Third Quarter		$20,708	$68,923	$82,708
Government Affairs	Fourth Quarter		$21,042	$70,035	$84,042
	Annual		$40,793	$81,585	$163,170
	Total(3)		$122,623	$353,943	$490,000

(1) Amounts disclosed represent target, threshold and maximum possible payouts under UAL’s Success Sharing Plan (“SSP”) for each quarterly performance period during 2007 and the 2007 annual performance period, before performance-based adjustments. As explained in the Compensation Discussion and Analysis, UAL maintains another non-equity incentive plan referred to as the Profit Sharing Plan. The Profit Sharing Plan contains no threshold or maximum payout amounts. Rather, payout amounts relate solely to the level of the Company’s pre-tax earnings (no payouts occur if pre-tax earnings are less than $10 million). Due to the structure of the Profit Sharing Plan, the SEC disclosure rules do not require any disclosure relating to estimated payout levels under the Profit Sharing Plan in the Grants of Plan-Based Awards table. Amounts paid to the named executive officers under the Profit Sharing Plan are reflected in the “Non-Equity Incentive Plan Compensation” column of the 2007 Summary Compensation Table.

(2) Represents a restricted stock award made to Mr. Brace in recognition of his exceptional contributions during the Company’s restructuring.

(3) Amounts disclosed represent the aggregate estimated possible payouts under the SSP at threshold, target and maximum for all performance periods (e.g., all four quarterly performance periods and the annual performance period), before performance-based adjustments.

Narrative to 2007 Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a description of material factors necessary to understand the information disclosed in the 2007 Summary Compensation Table and the Grants of Plan-Based Awards table. This description is intended to supplement the information included in the Compensation Discussion and Analysis.

Employment Agreement with Mr. Tilton

As a general policy, the Company does not enter into employment agreements with its executive officers or other employees. However, to induce Mr. Tilton to become UAL’s and the Company’s chief executive officer, UAL, the Company and Mr. Tilton entered into an employment agreement on September 5, 2002. Mr. Tilton’s agreement has been amended on several occasions, most recently on September 29, 2006, under which the term of the agreement was extended to September 1, 2011. The following description of Mr. Tilton’s employment agreement reflects the material terms of the agreement which were in effect during fiscal year 2007.

•       Annual base salary. At the time the agreement was entered into, Mr. Tilton’s annual base salary was set at $950,000. After the Company entered bankruptcy, the base salaries of all executive officers, including Mr. Tilton’s, were reduced several times. As a result of these reductions, at the beginning of fiscal year 2006, Mr. Tilton’s annual base salary was approximately $606,000. Under the September 29, 2006 amendment to Mr. Tilton’s agreement, his base salary was increased to $850,000 effective as of September 1, 2006. The Subcommittee annually reviews Mr. Tilton’s base salary and considers salary adjustments as it deems appropriate. Mr. Tilton’s base salary was not adjusted in 2007 at his request.

•       Annual bonus. Mr. Tilton is entitled to participate in the Company’s Performance Incentive Plan or other annual bonus plan approved by the Board of Directors. For fiscal year 2007, this meant that Mr. Tilton was covered under UAL’s Success Sharing Plan. Mr. Tilton’s agreement provides that his annual bonus target opportunity will be equal to 100% of annual base salary and a maximum bonus opportunity equal to 200% of annual base salary.

•       Long-term incentive plans. Mr. Tilton did not receive any awards under the MEIP during 2007.

•       Other benefit arrangements for Mr. Tilton. Mr. Tilton is entitled to participate in all employee benefit plans, practices, and programs maintained by the Company and made available to its senior executives. For fiscal year 2007, this meant that Mr. Tilton participated in or was provided the following: (i) certain health and welfare arrangements which are also provided to all salaried employees of the Company; (ii) 401(k) plan and excess 401(k) cash benefit plan (Company contributions to the 401(k) plan and payments of excess 401(k) cash benefits are reflected in amounts disclosed in the “All Other Compensation” column and in the footnote to the column); (iii) certain perquisites and supplemental life insurance benefits (which are identified in a footnote to the foregoing referenced column); and (iv) paid vacation benefits consistent with the Company policy for all its senior executives.

•       Severance benefits. Mr. Tilton is entitled to certain benefits upon qualifying terminations of employment. The extent and nature of these benefits are identified and quantified in the narrative disclosure below entitled “Other Potential Post-Employment Payments.”

•       Restrictive Covenants. Mr. Tilton’s employment agreement contains restrictive covenants that apply following termination of employment with the Company and are described under the narrative disclosure below entitled “Other Post-Employment Payments.”

Short-Term Incentive Awards

Success Sharing Plan

As described in the Compensation Discussion and Analysis, UAL maintained an annual incentive program in 2007 referred to as the Success Sharing Plan. The Success Sharing Plan for 2007 provided eligible employees, including the named executive officers, the opportunity to earn short-term incentive awards based upon the achievement of certain predefined performance goals.  Since the beginning of 2008, several employee groups have elected not to participate in the Success Sharing Plan in exchange for other compensation. For executive officers, a pool of award money to be paid to executive officers in the aggregate was created based on UAL’s satisfaction of the operational, customer and financial goals.

The two quarterly performance measures for 2007 were:

–       Customer satisfaction—This was measured by the “United Promoters” score. The Company calculated the United Promoters score based on a short survey that asks customers if they would recommend United to friends.  The Company believes that this measure is closely related to customer satisfaction and loyalty, which are essential to the Company’s continued success.

–       Reliability—This was measured by on-time departures, as recorded by the United States Department of Transportation, and is a key measure of the Company’s operational efficiency as well as customer satisfaction.

The Company established operating earnings as the measure for annual financial performance for 2007.  The Company believes that operating earnings is a very accessible measure that reflects the financial strength of the Company.

The 2007 Success Sharing Plan has three performance levels: threshold, target and maximum payout.  The threshold payout is 50% of target and the maximum payout is 200% of target.  The 2007 actual performance levels compared to target were as follows:

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter
	Target	Actual Performance	Target	Actual Performance	Target	Actual Performance	Target	Actual Performance
Customer Satisfaction:
United Promoters Score	22.1%	20.7%	22.9%	16.9%	30.9%	22.4%	31.7%	22.3%

Reliability:
On-Time Departures	59.9%	56.9%	61.4%	57.7%	61.6%	57.2%	61.9%	50.6%

	Target	Actual Performance
Annual Financial:
Operating Earnings (millions)	$1,412	$1,119

•       Quarterly Performance Measures. Each quarterly performance period was evaluated independent of the other quarterly performance periods and independent of the annual performance period. If the “threshold” performance goal was not met for a particular quarterly performance measure, then employees were not entitled to a quarterly incentive award with respect to that performance measure. If UAL’s performance for a quarterly performance measure fell between the “threshold” and “target” performance goals, employees were entitled to a pro-rated quarterly incentive award.  The aggregate amount of the quarterly performance awards that the executive officers were entitled to were set aside as part of the overall pool of money available for payment to the executive officers under the Success Sharing Plan.

•       Annual Performance Measure. For the annual performance period, the Subcommittee set one performance measure (i.e., operating earnings). For employees to be eligible for an annual incentive award, UAL had to exceed the target performance goal. Employees were entitled to the full amount of their annual incentive award only if UAL reached the “maximum” level of performance.  The aggregate amount of annual incentive awards payable to the executive officers were added to the overall pool of money available for payment to the executive officers under the Success Sharing Plan.

•       Payment of Incentive Awards. Based on UAL’s determination as to whether and to what extent performance goals have been achieved for each performance period (quarterly and annually), the overall pool of money is created according to the named executive officers’ aggregate award opportunities.  For 2007, actual payout was equal to 17.0%, 47.3% and 72.8% of target, respectively, for the customer satisfaction, reliability and financial measures. As a result, the overall pool of money available for incentive awards was equal to 45.65% of the target opportunity for 2007.

             For 2007, the Subcommittee set the following target incentive award opportunities for the named executive officers:

–       Mr. Tilton’s target incentive award opportunity was equal to 100% of base salary;

–       The target incentive award opportunity for Messrs. Brace and Tague was equal to 85% of base salary; and

–       Mr. Lovejoy and Ms. Moore’s target incentive award opportunity were equal to 60% of base salary.

             Each named executive officer’s incentive award opportunities are disclosed in the Grants of Plan-Based Awards table.  At the discretion of the Subcommittee, the named executive officers’ incentive awards under the Success Sharing Plan may be increased or decreased based on individual performance.  The incentive award actually earned by each named executive officer for 2007 is disclosed in the Compensation Discussion and Analysis and in the “Non-Equity Incentive Plan Compensation” column of the 2007 Summary Compensation Table. The Company paid the 2007 incentive awards in 2008.

Profit Sharing Program

UAL maintains another annual incentive award program referred to as the Profit Sharing Plan, which covers all U.S.-based employees including the named executive officers. Under the Profit Sharing Plan, 15% of UAL’s 2007 annual pre-tax earnings were distributed to eligible employees who had been with the Company for at least one year. While distributions are based on all of UAL’s earnings, UAL must first reach a threshold of $10 million in earnings before there can be any distribution under the Profit Sharing Plan. Distributions were made during the first quarter of 2008 to eligible employees, including each named executive officer, in proportion to their base salaries. The profit sharing distribution actually earned by each named executive officer for 2007 is disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2007 Summary Compensation Table.

Long-Term Incentive Awards

2006 Management Equity Incentive Plan (MEIP)

UAL maintains the MEIP under which it may grant to the named executive officers, as well as other eligible employees, incentive and non-qualified stock options, restricted stock, stock appreciation rights, and other forms of stock based compensation. In 2007, the Subcommittee made one special grant to Mr. Brace of 13,000 shares of restricted stock, in recognition of his exceptional contributions during UAL’s and the Company’s restructuring.  The value of this award is reflected in the Grants of Plan-Based Awards table.  The award vests in equal tranches on April 1, 2007, February 1, 2008 and February 1, 2009, and the forfeiture and change of control provisions described below also apply.  No other grants were made to the named executive officers under the MEIP during 2007.

For 2006, in connection with UAL’s and the Company’s emergence from bankruptcy, the Subcommittee decided to award stock options and shares of restricted stock to the named executive officers.  The Subcommittee granted to each named executive officer options to purchase shares of UAL common stock in three equal tranches on February 15, February 23, and March 2, 2006, and shares of restricted stock UAL on February 2, 2006. The accounting cost associated with the restricted stock and stock option grants for 2006 and 2007 is reflected in the 2007 Summary Compensation Table.  The principal terms and conditions of the awards are described below.  Other than the exercise price, each option tranche contained the same principal terms and conditions.

•       Vesting. Each award vests 20% on each of the following dates: August 1, 2006; February 1, 2007; February 1, 2008; February 1, 2009; and February 1, 2010. However, in the event of a “change of control” as defined under the MEIP or termination of employment due to death, disability, or retirement (i.e., termination after attaining age 55 and completing 10 years of service or termination after attaining age 65), all outstanding stock options and restricted stock will become immediately vested and exercisable in full.

•       Forfeiture. Under the MEIP, upon an employee’s termination of employment for any reason other than death, disability, or retirement, any outstanding unvested stock options or restricted stock held by the employee will be immediately forfeited and terminated.

•       Dividends payable on restricted stock awards. Dividends and other distributions will be paid on outstanding shares of restricted stock to the same extent any dividends or distributions are paid to the holders of outstanding shares of UAL common stock.

•       Exercise and term of stock options. Each stock option may be exercised solely to the extent vested and will expire on January 31, 2016.

–       Exercise price. On January 10, 2006, the Subcommittee decided that the exercise price of these option grants would be based on the volume weighted average price of a share of UAL common stock over the five business days prior to the relevant grant date.

Variable (at-risk) Compensation

The 2007 Summary Compensation Table discloses the total compensation of each named executive officer. Total compensation includes fixed and variable (or at-risk) components. The chart below shows the percentage of total compensation that is comprised of fixed salary and bonus and variable (at-risk) incentive awards for each named executive officer. Variable (at-risk) compensation is the sum of each named executive officer’s stock awards, option awards, and non-equity incentive plan compensation that is disclosed in the 2007 Summary Compensation Table.

Name and Principal Position	Salary and Bonus as a % of Total Compensation	All Other Compensation as a % of Total Compensation	Variable (at-risk) Based Compensation as a % of Total Compensation

Tilton, Glenn	8%	1%	91%
Chairman, President & Chief Executive Officer

Brace, Frederic	12%	2%	86%
Executive Vice President & Chief Financial Officer

Tague, John	13%	1%	86%
Executive Vice President & Chief Revenue Officer

Lovejoy, Paul	18%	2%	80%
Senior Vice President, General Counsel & Secretary

Moore, Rosemary	17%	2%	81%
Senior Vice President Corporate & Government Affairs

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by each named executive officer as of December 31, 2007.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Restricted Stock That Have Not Vested (#)(2)	Market Value of Shares of Restricted Stock That Have Not Vested ($)

Tilton, Glenn	0	164,400	34.18	1/31/2016	327,000	11,660,820
Chairman, President &	0	164,400	35.91	1/31/2016
Chief Executive Officer	0	164,400	35.65	1/31/2016

Brace, Frederic	43,866	65,800	34.18	1/31/2016	139,467	4,973,393
Executive Vice President &	43,866	65,801	35.91	1/31/2016
Chief Financial Officer	43,866	65,801	35.65	1/31/2016

Tague, John	0	65,800	34.18	1/31/2016	130,800	4,664,328
Executive Vice President &	30,869	65,801	35.91	1/31/2016
Chief Revenue Officer	0	65,801	35.65	1/31/2016

Lovejoy, Paul	21,866	32,800	34.18	1/31/2016	65,400	2,332,164
Senior Vice President,	21,866	32,801	35.91	1/31/2016
General Counsel & Secretary	21,866	32,801	35.65	1/31/2016

Moore, Rosemary	0	32,800	34.18	1/31/2016	65,400	2,332,164
Senior Vice President	0	32,801	35.91	1/31/2016
Corporate & Government Affairs	0	32,801	35.65	1/31/2016

(1) All stock option awards vest at a rate of 20% upon the following dates 8/1/2006, 2/1/07, 2/1/08, 2/1/09 and 2/1/10.

(2) All restricted stock awards vest at a rate of 20% upon the following dates 8/1/2006, 2/1/07, 2/1/08, 2/1/09 and 2/1/10, except for the award granted to Mr. Brace during 2007 (13,000 shares), which vests in equal parts on 4/1/07, 2/1/08 and 2/1/09.

(3) Market Value is calculated based on the number of unvested shares of 12/31/07 multiplied by the closing share price of UAL common stock on 12/31/07, which was $35.66.

Option Exercises and Stock Vested for 2007

The following table presents information regarding the exercise of options and the vesting of restricted stock awards during 2007.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Tilton, Glenn	222,917	2,245,863	109,000	4,744,225
Chairman, President & Chief Executive Officer

Brace, Frederic	0	0	47,933	2,062,994
Executive Vice President & Chief Financial Officer

Tague, John	90,205	1,072,361	43,600	1,897,690
Executive Vice President & Chief Revenue Officer

Lovejoy, Paul	0	0	21,800	948,845
Senior Vice President, General Counsel & Secretary

Moore, Rosemary	44,553	448,849	21,800	948,845
Senior Vice President Corporate & Government Affairs

(1) Value Realized on Exercise was calculated by multiplying (a) the number of shares of the Company’s common stock to which the exercise of the option related by (b) the difference between (i) the market price of the Company’s common stock at the time of exercise and (ii) the exercise price of the options.

(2) Value Realized on Vesting was calculated by multiplying (a) the number of shares that vested by (b) the average of the high and low sale prices of a share of the Company’s common stock on the vesting date, which was $43.53 on 2/1/07 and $38.15 on 3/15/07.

Other Potential Post-Employment Payments

This section describes and quantifies potential payments that may be made to each named executive officer at, following, or in connection with the resignation, severance, retirement, or other termination of the named executive officer or a change of control of UAL or the Company. These benefits are in addition to benefits generally available to salaried employees.

Estimate of Mr. Tilton’s Other Potential Post-Employment Payments

The following table quantifies the potential payments and benefits that would have been made to Mr. Tilton at, following, or in connection with his termination of employment or a change of control occurring on December 31, 2007.  The value of long-term incentive awards was determined using the closing share price of UAL common stock at year-end, which was $35.66. The methodology used to calculate the potential payments is described below on page 30.

Estimate of Mr. Tilton’s Other Potential Post-Employment Payments

Type of Payment	Involuntary Termination without Cause or Voluntary Termination with Good Reason Unrelated to a Change In Control ($)	Death ($)	Disability ($)	Change In Control Only ($)	Change In Control and Termination without Cause or with Good Reason ($)
Cash Compensation
Cash Severance	3,400,000				5,100,000
Success Sharing Payment	850,000	850,000	850,000		850,000
Long-Term Incentives
Stock Options - Unvested and Accelerated Awards	244,956	244,956	244,956	244,956	244,956
Restricted Stock - Unvested and Accelerated Awards	11,660,820	11,660,820	11,660,820	11,660,820	11,660,820
Health and Welfare Benefits
Continuation of Health & Welfare Benefits	17,062				25,593
Life Insurance Payment		2,800,000
Perquisites and Tax Payments
Retiree Travel Benefit	24,856	12,428	24,856		24,856
Tax Gross-Up on Retiree Travel Benefit	119,312	59,656	119,312		119,312
Financial Planning	8,000				12,000
Total	16,325,006	15,627,860	12,899,944	11,905,776	18,037,537

UAL and the Company have entered into certain agreements and maintain certain plans that will require the Company to pay compensation and provide certain benefits to Mr. Tilton at, following, or in connection with his termination of employment or a change of control of the Company. The material terms and conditions relating to these payments and benefits in effect on December 31, 2007 are described below.

All Circumstances Involving Mr. Tilton’s Termination of Employment Other than Termination by the Company for “Cause” or Voluntary Termination Without “Good Reason”

Under all circumstances involving termination of Mr. Tilton’s employment on December 31, 2007 shown in the table above, he would have been entitled to the following:

•            Payment of 2007 target annual incentive opportunity under the Success Sharing Plan pro-rated to the date of termination;

•            Immediate vesting of all outstanding and unvested stock options and unvested shares of restricted stock (options and restricted shares vested on February 1, 2008 are still considered unvested for purposes of the above estimates); and

•            Extension of exercise period for outstanding stock options to five years (twelve months in the event of termination due to disability) from the date of termination (generally, exercise period ends three months following a termination of employment).

Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason”

If Mr. Tilton’s employment with the Company was involuntarily terminated without “cause” or voluntarily terminated for “good reason” on December 31, 2007, in addition to the benefits applicable to all circumstances described above, he would have been entitled to the following payments and benefits:

•       Lump-sum payment of cash severance benefit in an amount equal to two times (three times in the event termination occurs during the 24-month period following a “change of control” of the Company) the sum of his base salary and his 2007 target annual incentive opportunity under the Success Sharing Plan;

•       Continuation of certain health and welfare benefits for a period of two years (three years in the event termination occurs during the 24-month period following a “change of control” of the Company) following the date of termination;

•       Provision of retiree travel benefits; and

•       Continuation of financial planning allowance for a period of two years (three years in the event termination occurs during the 24-month period following a “change of control” of the Company) following the date of termination.

Termination Due to Death on December 31, 2007

If Mr. Tilton’s employment with the Company was terminated due to his death on December 31, 2007, in addition to the benefits applicable to all circumstances described above, his estate would have been entitled to the following payments and benefits:

•       Payment of life insurance benefits; and

•       Provision of spousal travel benefits.

Termination Due to Disability on December 31, 2007

If Mr. Tilton’s employment with the Company was terminated due to his disability on December 31, 2007, in addition to the benefits applicable to all circumstances described above, he would have been entitled to the following payments and benefits:

•       Payment of monthly disability benefits; and

•       Provision of retiree travel benefits.

Reduction in Future Termination Benefits

Mr. Tilton’s employment agreement provides that if Mr. Tilton’s employment is terminated by the Company without “cause” or by him for “good reason” in the absence of a “change of control”, the Company will pay Mr. Tilton a lump sum cash severance payment equal to the sum of his then-current base salary and then-current target bonus, multiplied by the lesser of (A) two and (B) a fraction, the numerator of which is the number of months (rounded up to the nearest whole month) that remain until Mr. Tilton attains the age of 65 and the denominator of which is 12. Therefore, if Mr. Tilton’s employment terminates under those circumstances after he reaches age 63 but before age 65, the amount of his cash severance payment will be reduced by the number of months that have elapsed after age 63. Mr. Tilton’s entitlement to continued health and welfare benefits and financial planning benefits will also be reduced by a corresponding number of months. These reductions would not apply in the event of a termination without “cause” or for “good reason” during the 24-month period following a “change of control”.

As of December 31, 2007, Mr. Tilton has not reached age 63, and therefore, his severance would have been equal to two times the sum of his base salary and target annual incentive opportunity if his employment had terminated at that time.

Material Defined Terms

The terms “cause” and “good reason” as used above are defined under Mr. Tilton’s employment agreement and mean the following:

–       Cause means, in general, (i) a significant act or acts of personal dishonesty or deceit that have a material adverse effect on the Company taken by Mr. Tilton in the performance of his duties; (ii) the willful and continued failure by Mr. Tilton to substantially perform his material duties; (iii) Mr. Tilton’s conviction of, or his entry of a plea of guilty or nolo contendere to, any felony (other than a felony predicated upon Mr. Tilton’s vicarious liability); or (iv) the entry or any final civil judgment against him for fraud, misrepresentation, or misappropriation of property.

–       Good reason means, in general, (i) diminution of Mr. Tilton’s position, authority, duties or responsibilities; (ii) reduction in Mr. Tilton’s base salary; (iii) the relocation of Mr. Tilton’s principal office to a location more than 50 miles from his current office; (iv) any purported termination by the Company of Mr. Tilton’s employment except as otherwise permitted under his employment agreement; or (iv) Mr. Tilton’s failure to be reelected as a director and Chairman of the Board of UAL.

The term “change of control” as used above is defined under Mr. Tilton’s employment agreement and means, in general, the occurrence of any one of the following events: (i) certain acquisitions by a third-party or third-parties, acting in concert, of at least a specified threshold percentage of UAL’s or the Company’s then outstanding voting securities; (ii) consummation of certain mergers or consolidations of UAL or the Company with any other corporation; (iii) stockholder approval of a plan of complete liquidation or dissolution of UAL or the Company; (iv) consummation of certain sales or dispositions of all or substantially all the assets of UAL or the Company; and (v) certain changes in the membership of UAL’s board of directors.

Restrictive Covenants

In exchange for the above described payments and benefits to the extent provided for under Mr. Tilton’s employment agreement, Mr. Tilton remains subject to confidentiality, non-disparagement, and non-solicitation/non-compete covenants that are set forth in his employment agreement. The confidentiality covenant prohibits Mr. Tilton from disclosing “confidential information” as defined under his employment agreement. The non-disparagement covenant prohibits Mr. Tilton from making disparaging comments (oral or written) regarding the Company, or its officers, directors, employees, or stockholders. These two covenants are of an indefinite duration. The non-solicitation/non-compete covenant prohibits Mr. Tilton, for a period of two years following his termination of employment, from becoming employed by or providing services to any airline, air carrier or any company affiliated with an airline or air carrier and from soliciting or hiring certain employees of the Company for the benefit of any such company.

Estimate of Other Potential Post-Employment Payments for Messrs. Brace, Tague and Lovejoy and Ms. Moore

The following tables quantify the potential payments and benefits that may be made to Mr. Brace, Mr. Tague, Mr. Lovejoy and Ms. Moore at, following, or in connection with each of their termination of employment or a change of control occurring on December 31, 2007.  The value of long-term incentive awards was determined using the closing share price of the Company’s common stock at year-end, which was $35.66. The methodology used to calculate the potential payments is described below on page 30.

Estimate of Other Potential Post-Employment Payments to Messrs. Brace and Tague(1)

Type of Payment	Involuntary Termination without Cause ($)		Death ($)		Disability ($)		Change In Control Only ($)
Cash Compensation
Cash Severance	2,312,500
Success Sharing Payment	531,250		531,250		531,250
Long-Term Incentives
Stock Options - Unvested and Accelerated Awards			98,042		98,042		98,042
Restricted Stock - Unvested and Accelerated Awards			4,973,393	(a)	4,973,393	(a)	4,973,393	(a)
Health and Welfare Benefits
Continuation of Health & Welfare Benefits	21,527
Life Insurance Payment			2,125,000
Perquisites and Tax Payments
Outplacement Services	25,000
Travel Benefit	4,341	(b)	11,769	(b)	17,000	(b)
Tax Gross-Up on Travel Benefit	23,634	(b)	64,079	(b)	92,559	(b)
Total	2,918,252	(c)	7,803,533	(c)	5,712,244	(c)	5,071,435	(c)

(1)      The amounts shown in the table above represent amounts payable to Mr. Brace.  The amounts payable to Mr. Tague are identical except for the following:

(a)           The value of Mr. Tague’s unvested and accelerated restricted stock awards in the case of death, disability or a change in control would be $4,664,328.

(b)          The estimated value of Mr. Tague’s travel benefit and associated gross-up would be $2,883 and $15,342 in the event of involuntary termination without “cause”, $6,949 and $36,976 in the event of termination due to death and $11,293 and $60,085 in the event of termination due to disability.

(c)           Total estimated post-employment payments to Mr. Tague would be $2,908,502 in the event of involuntary termination without cause, $7,462,545 in the event of termination due to death, $5,364,998 in the event of termination due to disability and $4,762,370 in connection with a change of control.

Estimate of Mr. Lovejoy’s Other Potential Post-Employment Payments

Type of Payment	Involuntary Termination without Cause ($)	Death ($)	Disability ($)	Change In Control Only ($)
Cash Compensation
Cash Severance	1,520,000
Success Sharing Payment	285,000	285,000	285,000
Long-Term Incentives
Stock Options - Unvested and Accelerated Awards		48,872	48,872	48,872
Restricted Stock - Unvested and Accelerated Awards		2,332,164	2,332,164	2,332,164
Health and Welfare Benefits
Continuation of Health & Welfare Benefits	14,929
Life Insurance Payment		1,675,000
Perquisites and Tax Payments
Outplacement Services	25,000
Travel Benefit	5,821	17,538	35,075
Tax Gross-Up on Travel Benefit	35,539	107,067	214,134
Total	1,886,289	4,465,641	2,915,245	2,381,036

Estimate of Ms. Moore’s Other Potential Post-Employment Payments

Type of Payment	Involuntary Termination without Cause ($)	Death ($)	Disability ($)	Change In Control Only ($)
Cash Compensation
Cash Severance	1,344,000
Success Sharing Payment	252,000	252,000	252,000
Long-Term Incentives
Stock Options - Unvested and Accelerated Awards		48,872	48,872	48,872
Restricted Stock - Unvested and Accelerated Awards		2,332,164	2,332,164	2,332,164
Health and Welfare Benefits
Continuation of Health & Welfare Benefits	7,110
Life Insurance Payment		1,510,000
Perquisites and Tax Payments
Outplacement Services	25,000
Travel Benefit	1,642	—	9,894
Tax Gross-Up on Travel Benefit	6,759	—	40,724
Total	1,636,511	4,143,036	2,683,654	2,381,036

UAL and the Company maintain certain plans and policies that will require the Company to pay compensation and provide certain benefits to Mr. Brace, Mr. Tague, Mr. Lovejoy and Ms. Moore (each individually referred to as “Executive”) at, following, or in connection with their termination of employment or a change of control of UAL. The material terms and conditions relating to these payments and benefits are the same for each of these Executives, except in the case of retirement. These material terms and conditions in effect on December 31, 2007 are described below.

All Circumstances Involving Termination of Employment Other than Termination by the Company for “Cause” or Voluntary Termination

Under all circumstances involving termination of an Executive’s employment on December 31, 2007 shown in the tables above, the Executive would have been entitled to payment of pro-rated 2007 annual incentive award under the Success Sharing Plan based on actual performance through the date of termination.

Involuntary Termination Without “Cause” on December 31, 2007

If the Executive’s employment with the Company was involuntarily terminated without “cause” on December 31, 2007, in addition to the benefits applicable to all circumstances described above, the Executive would have been entitled to the following payments and benefits:

•       Payment of cash severance benefit in an amount equal to two times the sum of the Executive’s base salary and target annual incentive opportunity, payable in equal installments on the normal payroll cycle over a period of two years following the date of termination;

•       Continuation of certain health and welfare benefits for a period of two years following the date of termination (or until the date the Executive becomes covered under a subsequent employer’s medical and dental plan, if earlier).

•       Provision of outplacement services; and

•       Provision of travel benefits for a period of two years following the date of termination.

Termination Due to Death or Disability on December 31, 2007

If the Executive’s employment with the Company was terminated due to the Executive’s disability or death on December 31, 2007, in addition to the benefits applicable to all circumstances described above, the Executive or the Executive’s estate (if applicable) would have been entitled to the following payments and benefits:

•       Immediate vesting of all outstanding and unvested stock options and unvested shares of restricted stock (options and restricted shares vested on February 1, 2008 are still considered unvested for purposes of the above estimates);

•       Extension of exercise period for outstanding stock options to one year from the date of termination (generally, exercise period ends three months following a termination of employment);

•       Provision of retiree travel benefits (in the case of death, spousal travel benefits);

•       In the case of disability, monthly benefits under applicable disability policies; and

•       In the case of death, proceeds of life insurance benefits as determined under applicable life insurance policies.

“Change of Control” on December 31, 2007

If a “change of control” of UAL occurred on December 31, 2007, under the MEIP, each Executive would have been entitled to the immediate vesting of all outstanding and unvested stock options and shares of restricted stock (options and restricted shares vested on February 1, 2008 are still considered unvested for purposes of the above estimates). Pursuant to the terms of the MEIP, unvested restricted stock and outstanding unvested options held by all participants, including the Executives, would vest in the event of a change of control. The Executives would not have received any additional change of control benefits outside of the MEIP.

Methodologies and Assumptions used for Calculating Other Potential Post-Employment Payments

For purposes of quantifying the other potential post-employment payments disclosed in the foregoing tables, the Company utilized the following assumptions and methodologies:

•       Date of triggering event: The date of each triggering event occurred on December 31, 2007.

•       Stock price: The price of a share of UAL common stock on each triggering date was $35.66, the closing market price of UAL common stock on December 31, 2007, the last trading day of 2007.

•       Determination of cash severance: Following a qualifying triggering event, each named executive officer is entitled to cash severance, which was determined as follows:

–                    For Mr. Tilton: three times the sum of base salary and estimated target bonus of 100% of base salary (Mr. Tilton’s severance multiple is two in the event Mr. Tilton incurs a qualifying termination of employment unrelated to a change of control).

–                    For Messrs. Brace, Tague and Lovejoy and Ms. Moore: two times the sum of their respective base salaries and target incentive opportunities under the Success Sharing Plan as in effect immediately prior to termination.  The target incentive opportunity for each Executive at December 31, 2007 was equal to 85% of base salary for Messrs. Brace and Tague and 60% of base salary for Mr. Lovejoy and Ms. Moore.

•       Value of Pro-Rated Success Sharing Payment: Following a qualifying triggering event, each named executive officer is also entitled to payment of a pro-rated portion of the named executive officer’s target incentive award opportunity for the current year under the Success Sharing Plan. Since each named executive officer is assumed to have incurred a termination of employment on the last day of the year, the applicable Success Sharing payment (in addition to the cash severance described above) would be equal to 100% of the named executive officer’s 2007 target annual incentive award opportunity.

•       Value of stock option awards subject to vesting acceleration: The value of each stock option award that was subject to vesting upon a triggering event was determined by multiplying the number of Shares subject to the option that were unvested as of December 31, 2007, by the excess (if any) of the closing share price of UAL common stock at year-end (i.e., $35.66 per share) over the exercise price of the option.

•       Value of restricted shares subject to vesting acceleration: The value of each restricted stock award that was subject to vesting upon a triggering event was determined by multiplying the number of Shares subject to the award that were unvested as of December 31, 2007, by the closing share price of UAL common stock at year-end (i.e., $35.66 per share).

•       Value of continuation of health and welfare benefits: The value of health and welfare benefits which are continued for a pre-defined period following certain qualifying triggering events was determined based on assumptions used for financial reporting purposes under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 106 (Employer’s Accounting for Postretirement Benefits Other Than Pensions), and includes only the portion of the benefits above and beyond what is provided to all management employees.

•       Value of life insurance benefits: The value of life insurance benefits is based on the terms and conditions of the applicable life insurance contract in force on December 31, 2007.

•       Value of retiree travel benefits: The value of retiree travel benefits was determined by utilizing the following assumptions: (i) both the executive and the executive’s spouse utilizes the retiree travel benefit for a period of 20 years, (ii) the level of usage for each year is the same as the actual usage was for the executive and the executive’s spouse for 2007, and (iii) the incremental cost to the Company for providing retiree travel benefits for each year is the same as the actual incremental cost incurred by the Company for providing travel benefits to the executive and the executive’s spouse for 2007. On the basis of these assumptions, the Company determined the value of retiree travel benefits by calculating the present value of the assumed incremental cost of providing the benefit to the executive and the executive’s spouse over a 20-year period using a discount rate of 6.07%.

•       Value of outplacement services: The value of outplacement services is based on the senior level of the current rates the Company has negotiated with its outplacement provider.

•       Value of travel benefits (not retiree eligible): The value of travel benefits which are continued for a period of two years following certain qualifying trigger events for Messrs. Brace, Lovejoy and Tague and Ms. Moore was determined utilizing the same assumptions and methods utilized to determine the value of retiree travel benefits, except that the duration of the benefit is assumed to be two years and the applicable discount rate was 3.75%.

•       Determination of tax gross-up on retiree and non-retiree travel benefits: The tax gross-up on retiree and non-retiree travel benefits was determined utilizing the same three assumptions stated above under “Value of retiree travel benefits.” Using these assumptions, the Company determined the value of the gross-up by calculating the present value of the executive’s assumed annual tax gross-up (the executive’s 2007 tax gross-up) over a twenty year period for retirees using a discount rate of 6.07% and a two year period for non-retirees using a discount rate of 3.75%.

•       Value of financial planning benefit: Under his employment agreement and the Company’s financial services policy, as in effect on December 31, 2007, Mr. Tilton would receive a $4,000 per year financial planning allowance following a qualifying triggering event. The value of this financial planning benefit was determined by multiplying the $4,000 per year allowance by the applicable severance multiple, which is three for a termination related to a change of control and two in the event of a qualifying termination of employment that is unrelated to a change of control.

Director Compensation

Each director of the Company is also a United employee. We do not pay our employees additional compensation for their service as directors.

AUDIT COMMITTEE DISCLOSURES

Independent Public Accountants

Deloitte & Touche LLP was the Company’s and UAL’s independent auditor for the fiscal year ended December 31, 2007. The UAL Audit Committee has reappointed, subject to ratification by the UAL stockholders, Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008.

Audit Committee Pre-Approval Policy and Procedures

The Audit Committee of the UAL Board of Directors adopted a policy on pre-approval of services of independent accountants in October 2002. The policy provides that the Audit Committee shall pre-approve all audit and non-audit services to be provided to the Company and its subsidiaries and affiliates by its auditors. The process by which this is carried out is as follows:

For recurring services, the Audit Committee reviews and pre-approves Deloitte & Touche LLP’s annual audit services and employee benefit plan audits in conjunction with the Committee’s annual appointment of the outside auditors. The materials include a description of the services along with related fees. The Committee also reviews and pre-approves other classes of recurring services along with fee thresholds for pre-approved services. In the event that the pre-approval fee thresholds are met and additional services are required prior to the next scheduled Committee meeting, pre-approvals of additional services follow the process described below.

Any requests for audit, audit-related, tax and other services not contemplated with the recurring services approval described above must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

On a periodic basis, the Audit Committee reviews the status of services and fees incurred year-to-date and a list of newly pre-approved services since its last regularly scheduled meeting. Our Audit Committee has considered whether the 2007 non-audit services provided by Deloitte & Touche LLP are compatible with maintaining auditor independence.

Independent Accountant Fees

The aggregate fees billed for professional services rendered by Deloitte & Touche LLP in 2007 and 2006 are as follows:

Service	2007	2006
Audit Fees	$3,419,500	$3,811,475
Audit-Related Fees	1,266,400	539,889
Tax Fees	546,005	1,000,563
All Other Fees	165,800	198,229
Total	$5,397,705	$5,550,156

Audit Fees

Fees for audit services related to 2007 and 2006 consist of audits of the Company’s consolidated financial statements, limited reviews of the Company’s consolidated quarterly financial statements, statutory audits of the Schedule of Passenger Facility Charges and statutory audits of certain subsidiaries’ financial statements. The 2007 and 2006 audit fees also include the impact of the attestation work performed by Deloitte & Touche LLP related to Sarbanes-Oxley.

Audit Related Fees

Fees for audit-related services in 2007 consisted of audits of the maintenance operation center, employee benefit plans, the United Airlines Foundation, and Sarbanes-Oxley Act assistance. Fees for audit-related services in 2006 consisted of audits of employee benefit plans, the United Airlines Foundation and Sarbanes Oxley Act assistance.

Tax Fees

Fees for tax services in 2007 consisted of assistance with tax issues in certain foreign jurisdictions, tax consultation and bankruptcy tax assistance. Fees for tax services in 2006 consisted of bankruptcy tax assistance, assistance with state tax returns and assistance with tax issues in certain foreign jurisdictions.

All Other Fees

Fees for all other services billed in 2007 and 2006 consisted of the preparation of employee payroll tax filings and with respect to 2006, fees for an annual tax software license.

All of the services in 2007 and 2006 under the Audit Related, Tax and All Other Fees categories above have been approved by the Audit Committee pursuant to paragraph (c)(7)(i)(c) of Rule 2-01 of Regulation S-X of the Exchange Act.

UAL Corporation Audit Committee Report

To the Board of Directors of UAL Corporation:

We have reviewed and discussed with management UAL’s audited financial statements as of and for the year ended December 31, 2007.

We have discussed with Deloitte & Touche LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and have discussed with Deloitte & Touche LLP their independence.

Based on the review and discussions referred to above, we recommend to the Board of Directors that the audited financial statements be included in UAL’s annual report on Form 10-K for the fiscal year ended December 31, 2007.

Respectfully submitted,

David J. Vitale, Chairman
Richard J. Almeida
Mary K. Bush
Robert S. Miller
John H. Walker

ANNUAL REPORT AND ADDITIONAL INFORMATION

A copy of our Annual Report for the year ended December 31, 2007, has been made available on or about April 28, 2008 with this Information Statement and is available at http://www.envisionreports.com/uaua. Additional copies of the Annual Report and this Information Statement may be obtained from our Corporate Secretary at UAL Corporation, 77 W. Wacker Drive, Chicago, Illinois 60601.

COPIES OF OUR FORM 10-K FILED WITH THE SEC MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO UAL CORPORATION, C/O THE CORPORATE SECRETARY’S OFFICE — HDQLD, 77 W. WACKER DRIVE, CHICAGO, ILLINOIS 60601. YOU CAN ALSO OBTAIN A COPY OF OUR FORM 10-K AND OTHER PERIODIC FILINGS AT THE COMPANY’S WEBSITE OR FROM THE SEC’S EDGAR DATABASE AT WWW.SEC.GOV.